Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-208571) pertaining to The UIL Holdings Corporation 401(k)/Employee Stock Ownership Plan of UIL Holdings Corporation of our report dated June 20, 2016 relating to the financial statements and the financial statement schedules of The UIL Holdings Corporation 401(k)/Employee Stock Ownership Plan for the year ended December 31, 2015, included in this annual report on Form 11-K for the year ended December 31, 2015.

Dworken, Hillman, LaMorte & Sterczala, P.C.

June 20, 2016

Shelton, Connecticut